EXHIBIT 99.1

This is a joint press release by Liberty Global plc (“Liberty Global”) and Ziggo N.V. (“Ziggo”) in connection with the recommended public offer
(the “Offer”) by LGE HoldCo VII B.V., an indirect wholly-owned subsidiary of Liberty Global (the “Offeror”), for all the issued and outstanding shares in the capital of Ziggo not yet owned by Liberty Global and its affiliates. The Offer is made solely pursuant to the Offer Memorandum, dated June 27, 2014, approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), and the U.S.
prospectus/offer to exchange, dated August 19, 2014, forming part of the Registration Statement on Form S-4 filed by Liberty Global with the
United States Securities and Exchange Commission (“SEC”) and any amendments or supplements to such Offer materials. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, Canada and Japan. This announcement is formally required pursuant to Article 4(3) and 13 of the Decree on Public Takeover Bids Wft (Besluit Openbare Biedingen Wft).

Liberty Global Obtains Competition Approval In Connection With its Recommended Public Offer for Ziggo

Denver, Colorado and Utrecht, the Netherlands - October 10, 2014:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) and Ziggo N.V. (“Ziggo”) today announce that Liberty Global has obtained regulatory clearance from the European Commission for the previously announced recommended public offer (the “Offer”) to all holders of issued and outstanding ordinary shares (the “Shares”) in the capital of Ziggo as more fully described in the joint press releases of Liberty Global and Ziggo of January 27, 2014 and June 27, 2014. As a result, the condition on competition clearance for completion of the Offer, as detailed in the Offer Memorandum dated June 27, 2014 (the “Offer Memorandum”) and the U.S. prospectus/offer to exchange (the “U.S. Prospectus”) dated August 19, 2014, has now been satisfied. Ziggo shareholders who wish to tender their Shares into the Offer are reminded that the acceptance period for the Offer (the “Offer Period”) expires at 17:40 hours CET (10:40 hours EST) on November 4, 2014 (the “Acceptance Closing Date”).

Mike Fries, CEO of Liberty Global, stated, “We are pleased that the European Commission has approved our pending acquisition of Ziggo, which will benefit consumers and businesses across the Netherlands given our commitment to investment and innovation in the Dutch market. We are excited to create a national cable champion, and look forward to restarting our share buyback program very soon."

Andrew Sukawaty, Chairman of the Supervisory Board of Ziggo, said, “The approval from the European Commission is an important milestone in the process of combining two individual cable companies into a strong national provider for Dutch consumers. Both the Management and Supervisory Board have unanimously recommended the offer to shareholders as we believe it is in the best interests of Ziggo and its stakeholders, including shareholders.”

Liberty Global has offered commitments to address certain competition concerns from the European Commission, including the divestment of its Film1 business in the Netherlands and certain behavioral commitments with regards to contracts with broadcasters as well as certain minimum IP transit capacity.

In order to comply with U.S. regulatory requirements, Liberty Global today also announces that it may, subject to the terms and conditions of the Offer, reduce the minimum acceptance level condition of the Offer to 65% of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any

Shares held by Ziggo), on a fully-diluted basis, as of the Acceptance Closing Date. This announcement is not an indication of current acceptance levels and does not constitute a reduction of the minimum acceptance level condition at this time. Any such reduction would only occur upon the expiration of the Offer Period. As of the date of this announcement, assuming the Asset Sale and Liquidation Resolutions adopted at Ziggo’s Extraordinary General Meeting on August 26, 2014 remain in full force and effect, the minimum acceptance condition will be 80% (and not 95%) of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo), on a fully-diluted basis, as of the Acceptance Closing Date. Ziggo shareholders are reminded that withdrawal rights terminate upon the expiration of the Offer Period and that any Shares tendered during the Offer Period and not withdrawn prior to the Acceptance Closing Date will remain subject to the Offer. Ziggo shareholders that have already tendered their Shares in the Offer, but whose willingness to tender will be affected by a possible reduction of the minimum acceptance condition to 65%, should therefore withdraw their tendered shares immediately, but in any event, before the expiration of the Offer Period.

Article 13 of the Dutch Decree on Public Takeover Bids requires any transactions in Shares to be reported without delay. Liberty Global therefore announces it has today lent a financial institution 15,670,888 Shares (“Lent Shares”). As described in the Offer Memorandum and the U.S. Prospectus, this transaction is effected pursuant to the exercise by the financial institution of its right of re-use under the previously disclosed collar and financing arrangement entered into by an affiliate of Liberty Global in July 2013 (the “Ziggo Collar and Loan”). No separate consideration is payable in connection with the transaction as it forms part of the broader collar financing arrangement. Currently Liberty Global’s capital interest in Ziggo comprises 57,000,738 Shares, corresponding to approximately 28.5% of Ziggo’s issued capital, of which 15,670,888 shares are now lent out, corresponding to approximately 7.8% of Ziggo’s issued capital. The Lent Shares may or may not be tendered under the Offer by their respective holders and therefore may or may not be included in the calculation of the acceptance level. Reference is made to the Offer Memorandum for more details on the Ziggo Collar and Loan.

Exchange Agent
ING Bank N.V. (Attention: Sjoukje Hollander/Remko Los)
Bijlmerdreef 888
1102 MG Amsterdam
The Netherlands
Telephone: + 31 20 563 6546 / + 31 20 563 6619
Fax: + 31 20 563 6959
E-mail: iss.pas@ing.nl

Information Agent
Georgeson
Westplein 11, 3016 BM, Rotterdam, Netherlands
480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 USA
Toll-Free Number for European Retail Shareholders: 00 800 3814 3814
European Bank and Broker Helpline: +44 (0) 870 703 6357
Toll-Free Number for Institutional and U.S. Shareholders: (877) 507-1756
Email: ziggo@georgeson.com

Additional Information and Where to Find It
Nothing in this press release shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Ziggo. In connection with the proposed acquisition of Ziggo, Liberty Global has filed a registration statement on Form S-4 with the SEC as amended containing the U.S. Prospectus, and as to which the Offer Memorandum has been filed as an exhibit. SHAREHOLDERS OF ZIGGO ARE URGED TO READ THE REGISTRATION STATEMENT AND THE U.S. PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a free copy of the registration statement, the U.S. Prospectus and the Offer Memorandum, as well as other filings containing information about Liberty Global, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the registration statement, the U.S. Prospectus, the Offer Memorandum and other filings by Liberty Global with the SEC that are incorporated by reference in the U.S. Prospectus can also be obtained, without charge, by directing a request to Liberty Global plc, 12300 Liberty Boulevard, Englewood, CO 80112, USA, Attention: Investor Relations, or on the website of Liberty Global at http://www.libertyglobal.com/ir-ziggo-offer.html.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at June 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

About Ziggo
Ziggo is a Dutch provider of entertainment, information and communication through television, internet and telephony services. The company serves around 2.8 million households, with 2.0 million internet subscribers, over 2.3 million subscribers for digital television and 1.6 million telephony subscribers. Business-to-business subscribers use services such as data communication, telephony, television and internet. The company owns a next-generation network capable of providing the bandwidth required for all future services currently foreseen. More information on Ziggo can be found on: www.ziggo.com. For more information please contact:

Investor Relations:		Corporate Communications:
Wouter van de Putte	+31 (0) 88 717 1799	Martijn Jonker	+31 (0) 88 717 2419
Caspar Bos	+31 (0) 88 717 4619

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